EXHIBIT 99.1

Voyager Therapeutics Announces Third Quarter 2019 Financial Results and Corporate Highlights

CAMBRIDGE, Mass., November 6, 2019 – Voyager Therapeutics, Inc. (NASDAQ: VYGR), a clinical-stage gene therapy company focused on developing life-changing treatments for severe neurological diseases, today reported its third quarter 2019 financial results, program progress and corporate updates.

“We are pleased to announce another productive quarter, during which we continued to advance our existing pipeline of wholly-owned and partnered programs,” said Andre Turenne, President and Chief Executive Officer of Voyager. “We also made great strides toward new targets, while continuing to build on our gene therapy capabilities. We see enormous potential for AAV gene therapy in neurological diseases, and we intend to lead the way in delivering critically needed therapies for patients impacted by these conditions.”

Recent Corporate and Program Updates

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Voyager continues to advance its development programs in connection with AbbVie and Neurocrine Biosciences, its collaboration partners. Neurocrine Biosciences and Voyager expect to present final three-year data on all three cohorts of the PD 1101 Phase 1b trial at a medical conference in 2020.

•

In October 2019, Voyager presented data on VY-HTT01 for the treatment of Huntington’s disease at the European Society of Gene and Cell Therapy (ESGCT) Annual Congress. The data showed widespread, dose-dependent and durable huntingtin protein (HTT) lowering in relevant brain regions affected in Huntington’s disease following intraparenchymal administration of VY-HTT01 to non-human primates. VY-HTT01 reduced HTT messenger RNA (mRNA) and protein in a dose-dependent manner resulting in an overall decrease in HTT mRNA (59%) and protein (50%) when measured using quantitative assays from multiple tissue punches sampled throughout the brain.

•

Voyager now anticipates, if current preclinical studies are successful, filing an investigational new drug (IND) application for VY-HTT01 for Huntington’s disease during the first half of 2020. This will allow the IND application to include one-year data from preclinical studies instead of the previously planned six-month data. Leveraging its related clinical experience in Parkinson’s disease, Voyager still expects to screen and enroll the first patient in the planned clinical trial during 2020.

•	Allen Nunnally has been promoted to the position of Chief Business Officer from his previous position as Vice President of Corporate and Business

Development. Mr. Nunnally played an instrumental role earlier this year in establishing the collaborations with Neurocrine Biosciences and AbbVie, and in restructuring Voyager’s relationship with Sanofi Genzyme. Prior to joining Voyager in June 2018, Mr. Nunnally held senior positions at Foundation Medicine and the law firm Wilmer Cutler Pickering Hale and Dorr LLP.

Third Quarter 2019 Financial Results

For the third quarter of 2019, Voyager reported:

•	A net loss of $15.0 million, or $0.41 per basic share, for the third quarter of 2019, compared to a net loss of $20.3 million, or $0.63 per basic share, for the third quarter of 2018.

•

Collaboration revenues of $20.4 million for the third quarter of 2019, compared to $2.1 million for the third quarter of 2018. This increase reflects the recognition of amounts from the Neurocrine Biosciences and AbbVie alpha-synuclein collaborations, both of which became effective in the first quarter of 2019.

•

Operating expenses of $38.2 million for the third quarter of 2019, compared to operating expenses of $23.2 million for the third quarter of 2018. The increase in operating expenses related primarily to increased efforts to support Voyager’s preclinical pipeline and clinical program, including increases in research and development and general and administrative headcount.

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Research and development (R&D) expenses of $29.8 million for the third quarter of 2019, compared to R&D expenses of $16.6 million for the third quarter of 2018. The increase in R&D expenses related primarily to both external costs and employee-related costs to support Voyager’s clinical and preclinical pipeline programs, including its RESTORE-1 Phase 2 clinical program for VY-AADC.

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General and administrative (G&A) expenses of $8.5 million for the third quarter of 2019, compared to G&A expenses of $6.6 million for the third quarter of 2018. The increase in G&A expenses was primarily related to employee and facility costs to support the advancement of Voyager’s pipeline programs and growing operations.

•	Cash, cash equivalents, and marketable debt securities as of September 30, 2019 were $307.4 million, as compared to $327.5 million on June 30, 2019.

Voyager anticipates full-year 2019 operating expenses between $150 million to $155 million, exceeding the previously forecasted range of $130 million to $140 million, largely as a result of higher than planned non-cash expenses. Nevertheless, Voyager anticipates that cash, cash equivalents and marketable debt securities at year-end will continue to be within the previously forecasted range of $280 million to $290 million. Based on the current operating plan, Voyager continues to anticipate that its cash, cash equivalents and marketable debt securities, as well as amounts expected to be received for reimbursement of development costs from the Neurocrine Biosciences collaboration, will be sufficient to meet Voyager’s projected operating expenses and capital expenditure requirements to mid-2022.

About Voyager Therapeutics

Voyager Therapeutics is a clinical-stage gene therapy company focused on developing life-changing treatments for severe neurological diseases. Voyager is committed to advancing the field of AAV gene therapy through innovation and investment in vector engineering and optimization, manufacturing, and dosing and delivery techniques. Voyager’s wholly-owned and partnered pipeline focuses on severe neurological diseases for which effective new therapies are needed, including Parkinson’s disease, Huntington’s disease, a monogenic form of ALS called SOD1, Friedreich’s ataxia, Alzheimer’s disease, and other neurodegenerative diseases related to defective or excess aggregation of tau and alpha-synuclein proteins in the brain. Voyager has strategic collaborations with AbbVie and Neurocrine Biosciences. Founded by scientific and clinical leaders in the fields of AAV gene therapy, expressed RNA interference and neuroscience, Voyager is headquartered in Cambridge, Massachusetts. For more information on Voyager, please visit the Company’s website at www.voyagertherapeutics.com or follow @VoyagerTx on Twitter and LinkedIn.

Voyager Therapeutics® is a registered trademark of Voyager Therapeutics.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “undoubtedly,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward-looking statements. For example, all statements Voyager makes regarding the initiation, timing, progress, activities, goals and reporting of results of its preclinical programs and clinical trials and its research and development programs, the potential benefits, timing and future operation of the collaboration agreements with AbbVie and Neurocrine Biosciences, including any potential future payments thereunder, its ability to identify and attract parties to participate in research and development collaborations, its ability to advance its AAV-based gene therapies into, and successfully initiate, enroll and complete, clinical trials, the potential clinical utility of its product candidates, its ability to continue to develop its gene therapy platform, its ability to perform under existing collaborations including those with AbbVie and Neurocrine Biosciences, its ability to add new programs to its pipeline,  the regulatory pathway of, and the timing or likelihood of its regulatory filings and approvals for, any of its product candidates, its ability to operate its research and development activities efficiently and effectively, the utility and value of Voyager’s patent portfolio, and Voyager’s anticipated financial results, including Voyager’s available cash and cash equivalents, the receipt by Voyager of revenues from collaboration partners, Voyager’s operating expenses, and Voyager’s ability to fund its operating expenses with its current cash, cash equivalents and marketable debt securities  though a stated time period are forward looking. All forward-looking statements are based on estimates and assumptions by Voyager’s management that, although Voyager believes such forward-looking statements to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Voyager expected. Such risks and uncertainties include, among others, those related to the initiation and conduct of preclinical studies and clinical trials; the availability of data from clinical trials; the expectations for regulatory communications, submissions and approvals; the continued development of the gene therapy platform; Voyager’s scientific approach and general development progress; the ability to attract and retain talented contractors and employees; the ability to create and protect intellectual property; the sufficiency of cash resources; the possibility or the timing of the exercise of development, commercialization, license and other options under  collaborations; and the availability or commercial potential of Voyager’s product candidates. These statements are also subject to a number of material risks and uncertainties that are described in Voyager’s Annual Report on Form 10-K filed for the year ended December 31, 2018 with the Securities and Exchange Commission, as updated by its subsequent filings with the Securities and Exchange Commission. All information in the press release is as of the date of this press release, and any forward-looking statement speaks only as of the date on which it was made. Voyager undertakes no obligation to publicly update or revise this information or any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Relations:

Allison Dorval

Chief Financial Officer

857-856-4145

investors@voyagertherapeutics.com

Media:

Sheryl Seapy

W2O Group

949-903-4750

sseapy@w2ogroup.com

 Selected Financial Information

($-amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Statement of Operations Items:	2019	2018	2019	2018
Collaboration revenue	$20,433	$2,094	$71,717	$5,611
Operating expenses:
Research and development	29,777	16,632	83,184	47,991
General and administrative	8,463	6,609	26,444	25,554
Total operating expenses	38,240	23,241	109,628	73,545
Operating loss	(17,807)	(21,147)	(37,911)	(67,934)
Total other income	2,801	858	6,888	1,997
Loss before income taxes	(15,006)	(20,289)	(31,023)	(65,937)
Income tax benefit	—	—	—	180
Net loss	$(15,006)	$(20,289)	$(31,023)	$(65,757)
Net loss per share, basic and diluted	$(0.41)	$(0.63)	$(0.87)	$(2.06)
Weighted-average common shares outstanding, basic and diluted	36,742,993	32,191,475	35,581,408	31,977,670

	September 30,	December 31,
Selected Balance Sheet Items	2019	2018
Cash, cash equivalents, and marketable debt securities	$307,400	$155,806
Total assets	$376,220	$177,029
Accounts payable and accrued expenses	$20,614	$10,826
Deferred revenue	$211,635	$113,046
Total stockholders’ equity	$108,156	$46,446